Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Sierra Bancorp of our report dated March 13, 2017 relating to the consolidated financial statements of Sierra Bancorp and subsidiary, and our report of the same date concerning the effectiveness of internal control over financial reporting, both appearing in the Annual Report on Form 10-K of Sierra Bancorp and subsidiary for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ Vavrinek, Trine, Day & Co., LLP

Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
July 24, 2017